Exhibit 8.1

List of Caledonia Mining Corporation Plc group entities

	Country of incorporation	Legal shareholding (year end)
		2020	2021	2022
Subsidiaries within the Caledonia Mining Corporation Plc Group		%	%	%
Caledonia Holdings Zimbabwe (Private) Limited (1)	Zimbabwe	100	100	100
Caledonia Mining Services (Private) Limited (2)	Zimbabwe	100	100	100
Fintona Investments Proprietary Limited	South Africa	100	100	100
Caledonia Mining South Africa Proprietary Limited (1)	South Africa	100	100	100
Greenstone Management Services Holdings Limited	United Kingdom	100	100	100
Blanket Mine (1983) (Private) Limited (3)	Zimbabwe	64	64	64
Caledonia (Connemara) (Pvt) Limited (3)	Zimbabwe	-	100	100
Caledonia (Maligreen) (Pvt) Limited (3)	Zimbabwe	-	100	100
Motapa Mining Company UK Limited	United Kingdom	-	-	100
Arraskar Investments (Private) Limited (4)	Zimbabwe	-	-	100
Bilboes Gold Limited	Mauritius	-	-	100
Bilboes Holdings (Private) Limited (5)	Zimbabwe	-	-	100
Caledonia Mining FZCO (1)	Dubai	-	-	100

1.	Direct subsidiary of Greenstone Management Services Holdings Limited (United Kingdom)
2.	Direct subsidiary of Caledonia Holdings Zimbabwe (Private) Limited until 2020
3.	Direct subsidiary of Caledonia Holdings Zimbabwe (Private) Limited
4.	Direct subsidiary of Motapa Mining Company UK Limited
5.	Direct subsidiary of Bilboes Gold Limited